Exhibit 99.1

                    ARIAD Reports First Quarter 2006 Results;
      Management to Discuss Recent Favorable Verdict in Lilly NF-(kappa)B Patent Case and Provide Update on AP23573 Clinical Development Program


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 9, 2006--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced financial results for the quarter ended March 31, 2006 and provided an update on progress towards achievement of 2006 goals.
    "We are extremely pleased with the recent jury verdict supporting our assertions regarding Lilly's infringement of our NF-(kappa)B patent and the validity of this pioneering patent," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "In addition to this achievement, our lead product candidate, the potent mTOR inhibitor AP23573, continues its rapid progression through clinical trials toward launch of the pivotal Phase 3 trial needed for product registration. We have completed enrollment and initial follow up of patients in our Phase 2 clinical trial of AP23573 in advanced sarcomas, and we expect to present extensive data from this trial to the oncology community at the American Society of Clinical Oncology
(ASCO) annual meeting in June."

    Financial Highlights

    For the quarter ended March 31, 2006, the Company reported a net loss of $15.4 million, or $0.25 per share, as compared to $12.3 million, or $0.23 per share, for the quarter ended March 31, 2005. The increase in net loss for the quarter is due primarily to higher operating expenses resulting from continued development of its lead cancer product candidate, AP23573, professional fees related to ongoing patent litigation and the impact of adoption of the new accounting requirements regarding expensing stock options and other share-based payments. Cash used in operations for the quarter was $13.9 million, which is consistent with the Company's guidance for 2006 of $53 million to $56 million.
    The Company ended the first quarter 2006 with $68.1 million in cash, cash equivalents, and marketable securities, compared with $81.5 million at the end of 2005.

    Corporate and Development Highlights

    Thus far, this year, the Company has made substantial progress toward achievement of its corporate goals for 2006. Key accomplishments include:

    -- Received favorable verdict from the jury in the United States District Court for the District of Massachusetts in lawsuit against Eli Lilly and Company alleging infringement of pioneering U.S. patent covering methods of treating human disease by regulating NF-(kappa)B cell-signaling activity. The jury ruled unanimously in favor of ARIAD and co-plaintiffs in finding that the claims of the NF-(kappa)B patent asserted in the lawsuit are valid and infringed by Lilly with respect to Lilly's osteoporosis drug, Evista(R), and Lilly's septic shock drug, Xigris(R). The jury awarded damages to the plaintiffs in the amount of approximately $65.2 million, based on the jury's determination of a reasonable royalty rate of 2.3% to be paid by Lilly to the plaintiffs based on U.S. sales of Evista and Xigris from filing of the lawsuit on June 25, 2002 through February 28, 2006. The jury awarded further damages on an ongoing basis, in amounts to be determined, equal to 2.3% of U.S. sales of Evista and Xigris through the year 2019, when the patent expires.

    -- Initiated enrollment of advanced cancer patients in a Phase Ib clinical trial of AP23573 in combination with doxorubicin - a chemotherapeutic agent used widely in soft-tissue sarcomas as part of first-line regimens, as well as in breast, ovarian and endometrial cancers and certain hematologic malignancies.

    -- Completed enrollment in a Phase 2 clinical trial of AP23573 as a single agent in advanced prostate cancer patients who have become refractory to standard hormone therapy and have progressed after taxane chemotherapy; follow-up evaluation of patients is ongoing.

    -- Continued enrollment in a Phase 2 clinical trial of AP23573 as a single agent in patients with recurrent or persistent endometrial cancer and disease progression; patient enrollment is on schedule.

    -- Updated the international sarcoma community on the AP23573 clinical development program at the EORTC Soft Tissue and Bone Sarcoma Group (STBSG) Scientific Symposium & Spring Meeting on Sarcomas in Mannheim, Germany. Expanded data, originally disclosed at the 17th AACR-NCI-EORTC International Conference on "Molecular Targets and Cancer Therapeutics" in Philadelphia, were presented by Professor Jean-Yves Blay, one of the lead European clinical investigators in the AP23573 clinical trials and chairman of the EORTC-STBSG.

    -- Presented data from several preclinical studies on ARIAD's pipeline product candidates at the American Association for Cancer Research (AACR) annual meeting. These studies demonstrated broad anti-cancer activity and the potential of ARIAD's oncogenic kinase inhibitors and bone-targeted mTOR inhibitors - new molecularly targeted oncology therapies.

    Upcoming Medical and Partnering Meetings

    Current data on AP23573 will be presented at the following meetings:

    --  2006 American Society of Clinical Oncology (ASCO) Annual
        Meeting, Atlanta, Georgia, June 2 to 6, 2006

    -- Windhover Therapeutic Alliances Series: Oncology, Atlanta, Georgia, June 6 to 7, 2006

    Upcoming Investor Meetings

    ARIAD management will present updated overviews of the Company's progress and plans at several investor conferences, all of which will be webcast:

    --  Banc of America Health Care Conference 2006, Las Vegas,
        Nevada, May 16 to 18, 2006

    --  Bear Stearns Boston Biotech Confab, Boston, Massachusetts, May
        31, 2006

    --  Pacific Growth Equities Third Annual Life Sciences Growth
        Conference, San Francisco, California, June 12 to 14, 2006

    --  Needham & Company Fifth Annual Biotechnology and Medical
        Technology Conference, New York, New York, June 14 to 15, 2006

    Today's Conference Call Reminder

    ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. The call can be accessed by dialing 1-800-291-5365 (domestic) or 617-614-3922 (international) five minutes prior to the start time and providing the passcode 40346992. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully enroll and conduct clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including judicial determinations still pending before the judge in the U.S. District Court litigation, litigation initiated by Amgen Inc. in the U.S. District Court in Delaware, a possible appeal by Eli Lilly in such litigation, and reexamination proceedings in the U.S. Patent and Trademark Office concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.



             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and                 Three Months Ended
per share data                                      March 31,
                                           --------------------------
                                               2006           2005
                                           -----------   ------------
                                                  (Unaudited)
Total revenue                             $       229    $       304
                                           -----------    -----------
Operating expenses:
          Research and development             11,674         10,654
          General and administrative            4,456          2,316
                                           -----------    -----------
                  Total operating expenses     16,130         12,970
                                           -----------    -----------
Other income, net                                 543            320
                                           -----------    -----------
Net loss                                  $   (15,358)   $   (12,346)
                                           ===========    ===========

Net loss per share                        $      (.25)   $      (.23)
                                           ===========    ===========
Weighted average number of
   shares of common stock outstanding      61,728,913     52,807,513


           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands                                    March 31, December 31,
                                                  2006        2005
                                                ---------  -----------
                                               (Unaudited)

Cash, cash equivalents and marketable securities $68,055     $81,516
Total assets                                     $82,112     $96,174
Total liabilities                                $23,929     $24,796
Stockholders' equity                             $58,183     $71,378




    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward Fitzgerald (Investors), 617-621-2345 or
             Pure Communications
             Sheryl Seapy (Media), 949-608-0841